EXHIBIT 10(h)(i)

First Amendment to the McDonald’s Corporation

Amended and Restated 2001 Omnibus Stock Ownership Plan

The McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan (the “Plan”), is hereby amended, effective as of February 11, 2009, as set forth below.

Section 21 of the Plan is amended to read as follows:

21.	Change in Control Provisions

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 21 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award (as reflected in the applicable Award Agreement).

(a) Upon a Change in Control, each then-outstanding stock option and stock appreciation right, and each other then-outstanding Award that is a Service-Vesting Award (each, a “Replaced Award”), shall be replaced with another Award meeting the requirements of Section 21(b) (a “Replacement Award”); provided that (i) if a Replacement Award meeting the requirements of Section 21(b) cannot be issued (because, for example, there are no publicly traded equity securities available, such that the requirement described in clause (iii) of the first sentence of Section 21(b) cannot be met), or (ii) the Committee so determines at any time prior to the Change in Control, upon a Change in Control each Replaced Award shall instead become fully vested, exercisable and free of restrictions. The treatment of any Awards which are not Replaced Awards (i.e., Awards other than stock options and stock appreciation rights, which are not Service-Based Awards) shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

(b) An Award shall meet the conditions of this Section 21(b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) its terms and conditions comply with Section 21(c) below; and (v) its other terms and conditions are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 21(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c) Upon a Termination of Employment or Termination of Directorship of a Grantee occurring in connection with or during the period of two years after such Change in Control, other than for Cause, (i) all Replacement Awards held by the Grantee shall become fully vested and (if

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applicable) exercisable and free of restrictions, and (ii) all stock options and stock appreciation rights held by the Grantee immediately before the Termination of Employment or Termination of Directorship that the Grantee held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than two years following such termination or until the expiration of the stated term of such stock option, whichever period is shorter (provided, that if Section 12 or the applicable Award Agreement provides for a longer period of exercisability, that provision shall control). Notwithstanding the above, in the case of Awards granted to employees of the Company or a Subsidiary on or following February 11, 2009, the treatment described in the preceding sentence shall not apply if the Termination of Employment is instigated by the Employee.

Except as amended above, the Plan shall remain in full force and effect.

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